UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. ☐)

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☒ Definitive Proxy Statement
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ENB Financial Corp

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ENB FINANCIAL CORP

31 East Main Street

Ephrata, PA 17522

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 7, 2013

TO THE SHAREHOLDERS OF ENB FINANCIAL CORP:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of ENB Financial Corp (the “Corporation”) will be held at the Main Office of Ephrata National Bank, 31 East Main Street, Ephrata, Pennsylvania, 17522, on May 7, 2013, at 1:00 p.m., local time, for the purpose of considering and voting upon the following matters:

1.	To elect two (2) Class A directors to serve for a three-year term and until their successors are elected and qualified. The nominees of the Board of Directors for election as Class A directors are Aaron L. Groff, Jr. and Paul M. Zimmerman, Jr.;

2.	To conduct a non-binding shareholder vote on executive compensation;

3.	To conduct a non-binding vote on the frequency of non-binding shareholder votes on executive compensation; and

4.	To transact such other business as may properly be presented at the annual meeting and any adjournment or postponement of the meeting.

Shareholders of record at the close of business on March 8, 2013, are entitled to notice of and to vote at the Annual Meeting of Shareholders.

Your vote is important regardless of the number of shares you own. Please submit your vote by completing and signing the enclosed proxy card and mailing it promptly in the postage paid envelope or, if you prefer, you may vote via the Internet at http://www.rtcoproxy.com/enbp or by telephone at 1-866-333-6454. We cordially invite you to attend the meeting. Your proxy is revocable and you may withdraw it at any time prior to voting at the meeting. You may deliver notice of revocation or deliver a later dated proxy to the Secretary of the Corporation before the vote at the meeting. If you are a shareholder whose shares are registered in “street name,” you will need additional documentation from your broker in order to vote in person at the meeting.

We enclose, among other things, a copy of the 2012 Annual Report of ENB Financial Corp.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 7, 2013: The proxy statement, proxy card and 2012 Annual Report are available on the Internet at: http://www.cfpproxy.com/6494.

By Order of the Board of Directors

Aaron L. Groff, Jr.
Chairman, President and Chief Executive Officer

Ephrata, Pennsylvania

April 5, 2013

PROXY STATEMENT

Dated and mailed on or about April 5, 2013

ENB FINANCIAL CORP

31 EAST MAIN STREET

EPHRATA, PENNSYLVANIA 17522

(717) 733-4181

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 7, 2013

PROXY STATEMENT

Introduction

ENB Financial Corp was formed in 2008 and became the holding company for Ephrata National Bank. Throughout this proxy statement, ENB Financial Corp and its wholly owned subsidiary, Ephrata National Bank, will be collectively referred to as “the Corporation” and, on behalf of the Board of Directors, furnishes this proxy statement in connection with the solicitation of proxies for use at the Corporation’s 2013 Annual Meeting of Shareholders. This proxy statement and the related proxy card are being distributed on or about April 5, 2013.

We have not authorized anyone to provide you with information about the Corporation; therefore, you should rely only on the information contained in this document or in the documents to which we refer you. Although we believe we have provided you with all the information helpful to you in your decision to vote, events may occur at the Corporation subsequent to printing this proxy statement that might affect your decision or the value of your stock.

The Corporation will pay the cost of preparing, printing, assembling, mailing, and soliciting proxies and any additional material that the Corporation sends to its shareholders. In addition to the solicitation of proxies by mail, the Corporation’s directors, officers, and employees may solicit proxies in person or by telephone, facsimile, email, or other similar electronic means without additional compensation.

Date, Time and Place of the Annual Meeting

The Annual Meeting of Shareholders will be held on Tuesday, May 7, 2013, at 1:00 p.m., local time, at the Main Office of Ephrata National Bank, 31 East Main Street, Ephrata, Pennsylvania, 17522. Shareholders of record at the close of business on March 8, 2013, are entitled to vote at the meeting.

Purpose of the Annual Meeting

At the annual meeting, shareholders will vote on the following matters:

1.	To elect two (2) Class A directors to serve for a three-year term and until their successors are elected and qualified. The nominees of the Board of Directors for election as Class A directors are Aaron L. Groff, Jr. and Paul M. Zimmerman, Jr.;

2.	To conduct a non-binding shareholder vote on executive compensation;

3.	To conduct a non-binding vote on the frequency of non-binding shareholder votes on executive compensation; and

4.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement of the meeting.

Proxies and Voting Procedures

You can vote your shares by completing and returning a written proxy card or by voting in person at the meeting. If you prefer, you may vote via the Internet or telephone as instructed on the proxy card. The method by which you vote will in no way limit your right to attend and vote at the annual meeting if you later decide to attend in person.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you

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have the right to direct your broker how to vote, and you are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote your street name shares in person at the meeting unless you obtain a proxy executed in your favor from your broker or nominee, the holder of record. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

By properly completing a proxy, you appoint Janice S. Eaby and John H. Shuey as proxy holders to vote your shares in accordance with your instructions as indicated on the proxy card. Any signed proxy card not specifying to the contrary will be voted:

•	FOR the election of the director nominees identified in this proxy statement;

•	FOR the approval, on an advisory basis, of the compensation of the named executive officers;

•	FOR the approval, on an advisory basis, of a three-year frequency on shareholder votes on executive compensation; and

•	FOR the approval to transact such other business as may properly be presented at the annual meeting and any adjournment or postponement of the meeting.

As of the date of this document, the Board of Directors knows of no matters that will be presented for consideration at the annual meeting other than the ones described in this document. If any other matters shall properly come before the meeting and be voted upon, the persons named as proxy holders will vote on those matters in accordance with the recommendations of the Board of Directors.

If you completed a written proxy and mailed it, you may revoke your proxy by delivering written notice of revocation to Mr. Paul W. Wenger, Secretary of the Corporation or by executing a later dated proxy and giving written notice of the revocation to Mr. Wenger at any time before the proxy is voted at the annual meeting.

Quorum and Votes Required for Approval

As of the close of business on March 8, 2013, the record date for the annual meeting, 2,869,557 shares of the Corporation’s common stock, par value $0.20 per share, were issued and 2,849,694 shares were outstanding.

A majority of the outstanding shares of common stock, represented in person or by proxy, constitutes a quorum for the purpose of conducting business. Under the bylaws of ENB Financial Corp, the presence of a quorum is required for each matter to be acted upon at the meeting. Votes withheld and abstentions are counted in determining the presence of a quorum for a particular matter. Broker non-votes are not counted in determining the presence of a quorum for a particular matter as to which the broker withheld authority.

Cumulative voting rights exist only with respect to the election of directors, which means that each shareholder has the right, in person or by proxy, to multiply the number of votes to which he or she is entitled by the number of directors to be elected, and to cast the whole number of such votes for one candidate or to distribute them among two or more candidates. On all other matters to come before the annual meeting, each share of common stock is entitled to one (1) vote.

If a quorum is present, the shareholders will elect the nominees for director receiving the highest number of “FOR” votes cast by those shareholders entitled to vote for the election of directors. The proxy holders will not cast votes for or against any director nominees where the broker withheld authority.

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GOVERNANCE OF THE COMPANY

Introduction

The Corporation’s governing body is its Board of Directors. The Board is responsible for directing and overseeing the management of the Corporation’s business in the best interests of its shareholders and to fulfill its mission of service to the Northern Lancaster County communities. In carrying out its responsibilities, the Board selects and monitors senior management, provides oversight for financial reporting, legal and regulatory compliance, determines the Corporation’s governing principles and implements its governance policies. The Board believes that the purpose of corporate governance is to ensure that ENB Financial Corp is managed for the long-term benefit of its shareholders, and to conduct business in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices that it believes promote this purpose.

Composition of the Board of Directors

The Board of Directors seeks to ensure that it is composed of members whose particular experience, qualifications, attributes, skills, and diversity, when taken together, will allow the Board of Directors to satisfy its oversight responsibilities effectively. In identifying candidates for Director, the Nominating and Governance Committee and the Board of Directors takes into account: (1) the comments and recommendations of board members regarding the effectiveness of the existing Board of Directors or the need to enhance the Board of Directors with members who bring particular experience, qualifications, attributes, skills, and diversity; (2) the necessary expertise and sufficiently diverse business and social backgrounds of the overall composition of the Board of Directors to effectively represent the market areas in which ENB Financial Corp conducts business; (3) the independence of non-employee Directors and other possible conflicts of interest of existing and potential members of the Board of Directors; and (4) other criteria that assures representation of the general population of the communities in which the Corporation is involved.

Leadership Structure of the Board of Directors

The Board of Directors is structured in a way that provides for leadership from the Chairman. The Chairman of the Board of Directors also serves as President and Chief Executive Officer of the Corporation. The Board of Directors has not established a position of “Lead Director” from among the independent directors, nor does any independent director assume that position of leadership within the Board. The Board of Directors believes this leadership structure is appropriate for the Corporation considering the structure of the Corporation, the number of Board meetings, the number of Board committees, and the degree of involvement of the independent directors in the Board committees.

Role of the Board of Directors in Risk Oversight

The Corporation maintains an Enterprise Risk Management (ERM) framework to measure and manage all aspects of risk. ERM is a process, affected by the Board of Directors, Management, and other personnel that is designed to establish and maintain a systematic approach to identify, analyze and manage risks that may deter the Corporation from achieving its business objectives.

The primary goal of the Corporation’s ERM framework is to create value for the Corporation’s shareholders. In addition, the ERM framework is positioned to protect the Corporation’s reputation, achieve growth, and return objectives and to ensure that the Board of Directors receives information necessary for it to properly carry out its oversight responsibilities. The Corporation’s integrated ERM framework facilitates attaining these objectives by employing the following integral aspects:

•	Aligning risk tolerance and strategy
•	Enhancing risk-response decisions
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•	Reducing operational surprises and losses
•	Identifying and managing multiple cross-functional tasks
•	Seizing opportunities
•	Improving the deployment of capital and other resources

The Board of Directors is ultimately responsible for the Corporation’s Risk Management program and the Board and its committees are an important part of the ERM. The Board of Directors may use Board committees in carrying out certain duties. The use of key committees provides focus on various elements of Risk Management. The Board provides oversight to ERM by:

•	Knowing the extent to which management has established effective ERM in the organization
•	Being aware of and concurring with the Corporation’s risk tolerance
•	Reviewing the Corporation’s portfolio view of risk and considering it against the Corporation’s risk tolerance
•	Being apprised of the most significant risks and whether management is responding appropriately

The Board of Directors has appointed the CEO who, with Board oversight, has ultimate responsibility for all activities within the Corporation. One of the most important aspects of this responsibility is ensuring the presence of a strong internal control environment and the components of an effective ERM framework and process are in place. The Board of Directors has also appointed a Risk Officer to implement and oversee the Bank’s ERM program.

Director Independence

The corporate governance principles of the Corporation provide that a majority of the members of the Board of Directors, and each member of the Audit, Compensation, Nominating and Governance, and Trust Operations Committees, must meet the standards for independence as defined by the Securities and Exchange Commission (SEC) and Nasdaq.

Currently, the Corporation’s Board of Directors has ten (10) members. Eight (8) directors: Willis R. Lefever, Donald Z. Musser, Susan Y. Nicholas, J. Harold Summers, Mark C. Wagner, Judith A. Weaver, Paul M. Zimmerman, Jr., and Thomas H. Zinn, meet the standards for independence. This constitutes more than a majority of the Board of Directors. Two (2) directors, Aaron L. Groff, Jr. and Paul W. Wenger, do not meet the standards of independence because they are employees of the Corporation. Only independent directors serve on the Corporation’s Audit Committee, Compensation Committee, Nominating and Governance Committee, and Trust Operations Committee.

In determining each director’s independence, the Board considered loan transactions between the Bank and the individuals, their family members, and businesses with whom they are associated, as well as any contributions made to non-profit organizations with which they are associated. In each case, the Board determined that none of the transactions impaired the independence of the non-employee directors.

Meetings and Committees of the Board of Directors

During 2012, the Board of Directors of the Corporation held twenty-seven (27) meetings, and all the committees of the Board of Directors held a combined total of twenty-three (23) meetings, for a total of fifty (50) meetings. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served except for Mr. Zimmerman who was on a two-month leave of absence in 2012. While the Corporation has no written policy requiring directors to attend the Annual Meeting of Shareholders, all members of the Board of Directors at the time, except for Mr. Zimmerman, were present at the 2012 Annual Meeting of Shareholders.

The Board of Directors currently has the following committees:

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•	Audit Committee
•	Building and Expansion Committee
•	Compensation Committee
•	Nominating and Governance Committee
•	Trust Operations Committee

Audit Committee. The members of the Audit Committee for 2012 were: Mark C. Wagner (Chair), Donald Z. Musser, and Susan Y. Nicholas. All members of the Audit Committee have been determined to be independent of management of the Corporation as outlined by the SEC and Nasdaq rules for Audit Committees. The Audit Committee oversees the accounting and tax functions of the Corporation, recommends to the Board the engagement of independent auditors for the year, reviews with management and the auditors the plan and scope of the audit engagement, reviews the annual financial statements and any recommended changes or modifications to control procedures and accounting practices and policies, and monitors with management and the auditors the system of internal controls and accounting and reporting practices. The Board of Directors has not designated an Audit Committee Financial Expert, as defined in the Sarbanes-Oxley Act and applicable SEC rules and regulations. The Board has not taken such action because it believes that each member of the Audit Committee has sufficient knowledge, in terms of financial experience and background, to perform his or her duties as a member of that Committee, and because it believes that an Audit Committee Financial Expert is not necessary considering the relative non-complexity of the business structure of the Bank and the Corporation and its financial statements. The Audit Committee has the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Audit Committee held five (5) meetings during 2012.

The Audit Committee operates under a written charter which is available to shareholders on the Corporation’s website at www.enbfc.com/committee_charters.asp or by contacting Paul W. Wenger, Secretary of the Corporation.

Building and Expansion Committee. The members of the Building and Expansion Committee for 2012 were: Willis R. Lefever (Chair), Donald Z. Musser, and Thomas H. Zinn. This committee provides guidance regarding the purchase and/or lease of real estate, the construction and/or renovation of branch offices, and general improvements to facilities. The Building and Expansion Committee met two (2) times during 2012.

The Building and Expansion Committee operates under a written charter which is available to shareholders on the Corporation’s website at www.enbfc.com/committee_charters.asp or by contacting Paul W. Wenger, Secretary of the Corporation.

Compensation Committee. The members of the Compensation Committee for 2012 were: Paul M. Zimmerman, Jr. (Chair), Mark C. Wagner, and Judith A. Weaver. All members of the Compensation Committee have been determined to be independent of management of the Corporation as outlined by the SEC and Nasdaq. The Compensation Committee evaluates the Chief Executive Officer’s performance and makes recommendations to the Board of Directors concerning the Chief Executive Officer’s compensation based on its evaluation. The Compensation Committee also makes recommendations to the Board of Directors concerning the salaries and benefits of directors, officers, and employees of the Corporation. The Compensation Committee met five (5) times during 2012. The Compensation Committee did not hire a compensation consultant in 2012.

The Compensation Committee operates under a written charter which is available to shareholders on the Corporation’s website at www.enbfc.com/committee_charters.asp or by contacting Paul W. Wenger, Secretary of the Corporation.

Nominating and Governance Committee. The members of the Nominating and Governance Committee for 2012 were: Susan Y. Nicholas (Chair), Willis R. Lefever, and Paul M. Zimmerman, Jr. The Nominating and Governance Committee consists entirely of directors that are independent of management of the Corporation as outlined by the SEC and Nasdaq. The Nominating and Governance Committee was established to provide continuing assistance to the Board of Directors in matters relating to corporate governance, Board performance, composition of the Board, and Board and Management succession planning. The Nominating and Governance Committee met five (5) times during 2012.

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The Nominating and Governance Committee operates under a written charter and Corporate Governance Guidelines which are available to shareholders on the Corporation’s website at www.enbfc.com/committee_charters.asp or by contacting Paul W. Wenger, Secretary of the Corporation.

Trust Operations Committee. The members of the Trust Operations Committee for 2012 were: J. Harold Summers (Chair), Judith A. Weaver, and Thomas H. Zinn. This committee consists entirely of directors who are independent of management of the Corporation as outlined by the SEC and Nasdaq. The Trust Operations Committee provides general supervision over all trust accounts held and managed in the Corporation’s Money Management Group and reviews all new and closed trust accounts. This committee met six (6) times during 2012.

The Trust Operations Committee operates under a written charter which is available to shareholders on the Corporation’s website at www.enbfc.com/committee_charters.asp or by contacting Paul W. Wenger, Secretary of the Corporation.

Shareholder Communications

The Board of Directors does not have a formal process for shareholders to send communications to the Board. Due to the infrequency of shareholder communications to the Board of Directors, the Board does not consider a formal process necessary. Shareholders who wish to communicate to the Board of Directors should send their requests to Paul W. Wenger, Secretary, ENB Financial Corp, 31 East Main Street, P.O. Box 457, Ephrata, Pennsylvania 17522. Written communications received by the Corporation from shareholders are shared with the full Board of Directors no later than the next regularly scheduled Board meeting.

Shareholder Proposals

If a shareholder wants to submit a proposal to be considered for inclusion in the proxy statement for next year’s annual meeting, the written proposal must be received by the Corporation no later than December 7, 2013. Proposals received after that date may be considered at the annual meeting but, at the discretion of the Board of Directors, they may not be included in the proxy statement. Shareholder Proposals may be sent to Paul W. Wenger, Secretary, ENB Financial Corp, 31 East Main Street, P. O. Box 457, Ephrata, Pennsylvania 17522.

Transactions with Related Persons

Some of the directors and executive officers of ENB Financial Corp or its wholly-owned subsidiary, Ephrata National Bank, were customers of, and had banking transactions with, Ephrata National Bank during 2012. These transactions included deposit accounts, trust relationships, and loans. All loans and loan commitments made to such persons and to the companies with which they are associated were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and did not involve more than a normal risk of collectability or present other unfavorable features. It is anticipated that similar transactions will be entered into in the future. By using Ephrata National Bank’s products and services, directors and officers have the opportunity to become familiar with the wide array of products and services offered by Ephrata National Bank to customers.

Total loans outstanding as of December 31, 2012, from Ephrata National Bank to the directors and executive officers as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $13,200,000, or approximately 14.7% of the Corporation’s total equity capital. The aggregate amount of indebtedness outstanding as of the latest practicable date, March 8, 2013, to the group described above was $12,666,000. Prior to any business dealings with directors or executive officers, the Board of Directors reviews and discusses any such transaction outside the presence of the director or executive officer.

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ELECTION OF DIRECTORS

Nomination of Directors

Under the Corporation’s bylaws, nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Other than the Corporation’s bylaws, the Board does not have a policy regarding nominations for election to the Board of Directors because of the infrequency of such nominations. To make a nomination, a shareholder must mail a notice to Mr. Paul W. Wenger, Secretary, ENB Financial Corp, 31 East Main Street, P.O. Box 457, Ephrata, Pennsylvania 17522. Such notice of nomination must be made not less than fourteen (14) days nor more than fifty (50) days prior to the date of any meeting of shareholders called for the election of directors. If less than twenty-one (21) days of notice of the first meeting is given to shareholders, such notice of nomination shall be mailed or delivered to the Secretary of the Corporation not later than the close of business on the seventh (7th) day following the day on which the notice of the meeting was mailed. Any notice of nomination shall contain the following information to the extent known by the notifying shareholder:

•	The name, address, and principal occupation of the proposed nominee;
•	The total number of shares that, to the knowledge of the notifying shareholder, will be voted for the proposed nominee;
•	The name and residence address of the notifying shareholder; and
•	The number of shares of ENB Financial Corp owned by the notifying shareholder.

ENB Financial Corp’s bylaws authorize the number of directors to be not less than five (5) and not more than twenty-five (25). The bylaws also provide for three (3) classes of directors, with each class serving three-year terms to expire in successive years. Two (2) Class A directors have been nominated for election at the 2013 Annual Meeting and, if elected, will serve until the 2016 annual meeting of shareholders. All nominees were unanimously approved by the Board of Directors which is currently comprised of ten (10) members. The Corporation’s bylaws require that directors who reach the age of seventy (70) prior to the date of the annual meeting when such director’s term expires may not stand for reelection to the Board of Directors. Two current directors, J. Harold Summers and Thomas H. Zinn, have reached the age of seventy (70) and cannot be reelected when their term ends on the date of the 2013 Annual Meeting.

The Board of Directors nominated incumbent directors Aaron L. Groff, Jr. and Paul M. Zimmerman, Jr. to serve as Class A Directors and they have consented to serve another term as a director if reelected. If any nominee should become unable to serve for any reason, proxies received from shareholders will be voted in favor of a substitute nominee as the Board of Directors determines. Any vacancy occurring on the Board of Directors, for any reason, may be filled by appointment by a majority of the Board of Directors then in office, and each person so appointed shall be a director until the expiration of the term of the class of directors to which he or she was appointed.

Cumulative voting rights exist in connection with the election of directors, which means that each shareholder has the right, in person or by proxy, to multiply the votes to which he or she is entitled by the number of directors to be elected in a class and to cast the whole number of his or her votes for one nominee or to distribute all or fewer of them among two or more nominees in that class. Janice S. Eaby and John H. Shuey, the persons named as proxy holders, will have the right to vote cumulatively and to distribute their votes among nominees as they consider advisable, unless a shareholder indicates on his or her proxy card how he or she desires the votes to be cumulated for voting purposes. The two (2) nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Unless otherwise instructed, proxies received from shareholders will be voted FOR the election of the nominees.

The two (2) nominees for Class A Director to be elected at the 2013 Annual Meeting are:

•	Aaron L. Groff, Jr.; and
•	Paul M. Zimmerman, Jr.

The Board of Directors unanimously recommends that shareholders vote “FOR” the nominees for director listed above.

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Information and Qualifications of Nominees and Continuing Directors

The following paragraphs provide information, as of March 8, 2013, about the two (2) nominees to the Board of Directors whose term of office will expire at the 2013 Annual Meeting, and each of the six (6) continuing directors whose terms will expire in subsequent years. The information presented includes the age of each nominee and director, all positions he or she holds, his or her principal occupation and business experience for the past five years, the names of other publicly-held companies for which he or she currently serves as a director, or has served as a director, during the past five years, and information on the involvement with non-profit and community organizations that each nominee and director has told us about. In addition to the information presented below regarding specific experience and attributes and skills that the Board feels qualifies each nominee and director to serve as a director, the Board also believes that all nominees and directors have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to ENB Financial Corp, Ephrata National Bank, and the Board.

There are no family relationships among any of the directors or executive officers of ENB Financial Corp.

Information about the number of shares of common stock beneficially owned by each director appears in the “SHARE OWNERSHIP” section below under the heading “Beneficial Ownership by Directors, Nominees, and Executive Officers.”

Nominees for Election as Class A Directors for a term expiring at the 2016 Annual Meeting

Aaron L. Groff, Jr.

Director since 1999

Mr. Groff, age 63, has served as Chairman, President, and Chief Executive Officer of ENB Financial Corp since July 1, 2008, and as Chairman, President, and Chief Executive Officer of Ephrata National Bank since January 1, 1999. Mr. Groff has been an employee of Ephrata National Bank since 1967, and has served in various officer positions including Cashier from 1980 to 1998, and Vice President from 1984 to 1998. In addition to his experience at Ephrata National Bank and ENB Financial Corp, Mr. Groff served on the Board of Directors of the Federal Reserve Bank of Philadelphia from 2007 to 2012. During his terms as director of that organization, Mr. Groff served as the Chairman of the Audit Committee and as a member of the Corporate Governance and Nominating Committee. His service to the Federal Reserve Bank of Philadelphia provided Mr. Groff with broad insights into the regional and national financial markets. Also, Mr. Groff served as a member of the Board of Directors of the Pennsylvania Bankers Association from 2009 to 2012, and is currently a board member of several local civic, non-profit and faith-based organizations. We believe Mr. Groff’s qualifications to be a director of Ephrata National Bank and ENB Financial Corp include his nearly 46 years of experience in all aspects of the banking industry, and his involvement and thorough understanding of the communities in which the Corporation provides financial services.

Paul M. Zimmerman, Jr.

Director since 1999

Mr. Zimmerman, age 61, is an owner and past President of Paul B. Zimmerman, Inc., located in Ephrata, Pennsylvania. Paul B. Zimmerman, Inc. is the parent company of Paul B, LLC, a retail hardware store; PBZ, LLC, a manufacturing business; and Keystone Koating, LLC, a powder coating business. The Paul B. Zimmerman, Inc. family of companies serves the agricultural, commercial, and consumer markets in Northern Lancaster County, Pennsylvania. In addition to his 38 years of business experience, Mr. Zimmerman is actively involved in the community, serving as a board member of several non-profit and faith-based organizations. We believe that Mr. Zimmerman’s strong business experience in purchasing, sales, strategic planning, and finance and his broad understanding of the business and social community he serves qualify him as a director of Ephrata National Bank and ENB Financial Corp.

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Continuing as Class B Directors for a term expiring at the 2015 Annual Meeting

Willis R. Lefever

Director since 2004

Mr. Lefever, age 58, is Owner of Lefever Construction, a home builder and land development proprietorship, and owner of Lefever Auto Sales, LLC, both near Ephrata, Pennsylvania. In addition to demonstrating strong business acumen in his successful management of small businesses for more than 34 years, we believe Mr. Lefever is qualified to be a director of Ephrata National Bank and ENB Financial Corp because of his understanding of the land development and building industry in Lancaster County.

Donald Z. Musser

Director since 2007

Mr. Musser, age 52, is Owner of Little Stream Auto Rentals in New Holland, Pennsylvania. In addition to his 28 years of experience in business, Mr. Musser is very active in non-profit and faith-based service and health organizations in Northern Lancaster County, currently serving as a member of the Board of Directors of The Welsh Mountain Home, Board Secretary of Lighthouse Vocational Services, and Board Secretary of Community Aid Relief Effort. Because of his business experience and his particular understanding of the needs of the geographical and social communities of which he is a part, we believe Mr. Musser is qualified to serve as a director of Ephrata National Bank and ENB Financial Corp.

Judith A. Weaver

Director since 2012

Ms. Weaver, age 54, is the Owner and President of Martin’s Trailside Express, Inc., a truck stop and restaurant, and Martin Services Group, Inc., a corporate reseller of bulk petroleum products, both located in East Earl, Pennsylvania, and is directly involved with the management and operations of these businesses. In addition to her 37 years of wholesale and retail business experience, Ms. Weaver is also involved in her community, serving as a board member of Garden Spot Village, a retirement community in New Holland, Pennsylvania. We believe Ms. Weaver is qualified to serve as a director of Ephrata National Bank and ENB Financial Corp because she is able to contribute her experience and thorough understanding of wholesale and retail business issues affecting the communities in which ENB Financial Corp provides financial services.

Continuing as Class C Directors for a term expiring at the 2014 Annual Meeting

Susan Y. Nicholas

Director since 2008

Ms. Nicholas, age 53, is an attorney and Partner in the law firm, Young and Young Attorneys at Law, in Manheim, Pennsylvania. Ms. Nicholas has 27 years of experience as an attorney, with specific legal practice in the areas of estates, trusts, and real estate. Along with her legal experience, Ms. Nicholas brings to the Board an interest and knowledge of corporate governance issues and a familiarity with the social and economic composition of the greater Manheim community. We believe Ms. Nicholas’ particular skills and her involvement in community affairs qualify her to serve as a director of Ephrata National Bank and ENB Financial Corp.

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Mark C. Wagner

Director since 2007

Mr. Wagner, age 59, is Co-owner and President of White Oak Mills, Inc., located in Elizabethtown, Pennsylvania. White Oak Mills, Inc. manufactures livestock and poultry feeds and serves the agricultural communities throughout Southeastern Pennsylvania. Additionally, Mr. Wagner owns and operates several farms involved in livestock production. Mr. Wagner served for several years on the Economic Advisory Council of the Federal Reserve Bank of Philadelphia and as a director on numerous agriculture industry boards across Pennsylvania. In addition, Mr. Wagner currently serves as a board member of Pleasant View Retirement Community in Manheim, Pennsylvania. We believe Mr. Wagner is qualified to serve as a director of Ephrata National Bank and ENB Financial Corp because of his 33 years of business experience, his strong background in finance and administration, his close involvement with the agriculture industry in Lancaster County, Pennsylvania, and his community involvement.

Paul W. Wenger

Director since 2008

Mr. Wenger, age 63, has served as Vice President and Secretary of ENB Financial Corp since January 1, 2009, Treasurer of ENB Financial Corp from July 1, 2008 to December 31, 2008, and Senior Vice President and Cashier of Ephrata National Bank since 1999. Mr. Wenger has been an employee of Ephrata National Bank since 1967, serving in various capacities and offices. Also, Mr. Wenger is active in local government and serves as a board member of several civic and non-profit organizations. We believe he is qualified to serve as a director of Ephrata National Bank and ENB Financial Corp because of his 46 years of experience in bank management, his strong background in bank automation, operational and procedural matters, and his expertise in shareholder relations and other corporate issues.

SHARE OWNERSHIP

Beneficial Ownership by Principal Holders

The following table shows, to the best of our knowledge, the names and addresses of each person or entity who owned shares of record, or who is known by the Board of Directors to be the beneficial owner of more than 5% of ENB Financial Corp’s outstanding common stock as of March 8, 2013.

	Shares Beneficially	Percentage of Outstanding Common
Name and Address	Owned	Stock Beneficially Owned

J. Harry Hibshman Scholarship Fund Trust	892,800 (1)	31.33%
C/O ENB’s Money Management Group
31 East Main Street
Ephrata, Pennsylvania 17522

(1) Directors Emeriti John H. Shuey, Walter K. Trumbauer, and Noah W. Wenger, are trustees of the J. Harry Hibshman Scholarship Fund Trust.

Beneficial Ownership by Nominees for Director, Continuing Directors and Executive Officers

The following table shows, as of March 8, 2013, the amount and percentage of ENB Financial Corp’s outstanding common stock beneficially owned by each nominee for director, each continuing director, each named executive officer, and all nominees, continuing directors and executive officers as a group.

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Beneficial ownership of shares of ENB Financial Corp common stock is determined in accordance with the definitions of beneficial ownership in the General Rules and Regulations of the Securities and Exchange Commission and may include stock owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as stock that the individual has or shares voting or investment power, or has the right to acquire beneficial ownership within sixty (60) days after March 8, 2013. In the following table, the number of shares owned by the indicated persons is rounded to the nearest whole share. The percentage of outstanding ENB Financial Corp common stock owned by each nominee for director, current director or named executive officer is less than 1% unless otherwise indicated.

Name of Individual	Shares Owned and Nature of		Percentage
or Identity of Group	Beneficial Ownership		of Class

Directors and Nominees

Aaron L. Groff, Jr.	6,892	(1)	*
Willis R. Lefever	6,041	(2)	*
Donald Z. Musser	3,057	(3)	*
Susan Y. Nicholas	3,799	(4)	*
J. Harold Summers	9,131	(5)	*
Mark C. Wagner	4,758	(6)	*
Judith A. Weaver	1,256	(7)	*
Paul W. Wenger	6,537	(8)	*
Paul M. Zimmerman, Jr.	5,555	(9)	*
Thomas H. Zinn	23,000	(10)	*

Executive Officers

Dale G. Burkholder	3,762	(11)	*
James B. Dull	1,873	(12)	*
Barry W. Harting	2,245	(13)	*
Mary E. Leaman	867	(14)	*
Scott E. Lied	5,050	(15)	*

All Nominees for Director, Current Directors,
and Executive Officers as a Group (15 persons)	83,823		2.94%

*	Indicates beneficial ownership of less than 1% of outstanding shares.

(1)	Mr. Groff holds 975 shares individually, 4,917 shares jointly with his spouse, and 1,000 shares are held individually by his spouse.

(2)	Mr. Lefever holds 1,040 shares individually and 5,001 shares jointly with his spouse.

(3)	Mr. Musser holds these shares individually.

(4)	Ms. Nicholas holds these shares individually.

(5)	Mr. Summers holds 1,650 shares individually and 7,481 shares are held individually by his spouse.

(6)	Mr. Wagner holds these shares individually.

(7)	Ms. Weaver holds these shares individually.

(8)	Mr. Wenger holds 250 shares individually and 6,287 shares jointly with his spouse.

(9)	Mr. Zimmerman holds 969 shares individually and 4,586 shares are held individually by his spouse.

(10)	Mr. Zinn holds 1,000 shares individually and 22,000 shares are held individually by his spouse.

(11)	Mr. Burkholder holds these shares individually.

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(12)	Mr. Dull and his spouse hold these shares jointly.

(13)	Mr. Harting holds 963 shares individually and 1,282 shares jointly with his spouse.

(14)	Ms. Leaman and her spouse hold these shares jointly.

(15)	Mr. Lied and his spouse hold these shares jointly.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers, and persons or entities who beneficially own more than 10% of the Corporation’s outstanding stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. The Corporation believes that during the fiscal year ended December 31, 2012, its directors, executive officers and greater than 10% beneficial owners timely filed all reports required under Section 16(a) of the Securities Exchange Act of 1934, as amended.

BOARD COMPENSATION AND PLAN INFORMATION

Compensation of the Board of Directors

The following table summarizes the compensation paid by the Corporation during 2012 to Independent Directors as defined by the SEC, Nasdaq standards, and all applicable laws. Compensation received by directors who are also employees of the Corporation is reported on the OTHER COMPENSATION TABLE in the Executive Compensation Section of this document. In 2012, all directors received a semi-annual retainer of $3,000. In addition, they received $500 for each board meeting they attended. Board meetings were held two (2) times each month during 2012, with the exception of February, May, and August, when three (3) board meetings were held. Independent Directors also received $300 for attendance at separate committee meetings. Directors serving as Chairs of committees did not receive additional compensation for their role as Chair of a committee. The members of the Board of Directors of ENB Financial Corp also serve as members of the Board of Directors of Ephrata National Bank. Board meetings for ENB Financial Corp and Ephrata National Bank were held concurrently during 2012 and directors did not receive additional compensation for attending both meetings.

	Fees Earned	All Other
Name	or Paid in Cash	Compensation	Total
	($)	($)	($)

Willis R. Lefever	21,100	0	21,100
Donald Z. Musser	18,300	0	18,300
Susan Y. Nicholas	23,000	0	23,000
Bonnie R. Sharp (1)	7,600	0	7,600
J. Harold Summers	20,300	0	20,300
Mark C. Wagner	21,700	0	21,700
Judith A. Weaver	18,400	0	18,400
Paul M. Zimmerman, Jr.	16,200	0	16,200
Thomas H. Zinn	19,600	0	19,600

(1)	Bonnie R. Sharp resigned from the Board of Directors effective May 15, 2012, after ten (10) years of service as a director of ENB Financial Corp and Ephrata National Bank. This amount represents Ms. Sharp’s compensation for serving on the Board from January 1, 2012 to May 15, 2012.

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Non-Employee Directors’ Stock Plan

The Board of Directors believes that increasing the Board’s financial interest in the Corporation will create a unity of purpose and identity and will be beneficial to the growth of the Corporation. To provide non-employee directors of the Corporation with a convenient method of acquiring shares of the Corporation’s stock, the Board of Directors established the 2010 Non-Employee Directors’ Stock Plan effective June 1, 2010. Under the Plan, non-employee directors may elect to use all, or some, of the compensation they receive as directors to purchase shares in the Corporation. All shares purchased through the 2010 Non-Employee Directors’ Stock Plan are purchased at market price, without a discount.

EXECUTIVE OFFICERS

The following table presents selected information about executive officers of ENB Financial Corp and Ephrata National Bank as of the record date, March 8, 2013. These officers are elected annually by the Board of Directors and hold office at the Board’s discretion.

		Principal Occupation for the Past Five Years and
Name	Age	Position Held with ENB Financial Corp and Ephrata National Bank

Aaron L. Groff, Jr.	63	Chairman of the Board of Directors, President, and Chief Executive Officer of ENB Financial Corp since July 2008; Chairman of the Board of Directors, President, and Chief Executive Officer of Ephrata National Bank since 1999; and employee of Ephrata National Bank since 1967.

Dale G. Burkholder	64	Senior Vice President and Senior Loan Officer of Ephrata National Bank since 2000; Vice President and Senior Loan Officer of Ephrata National Bank from 1985 to 2000; and employee of Ephrata National Bank since 1980.

James B. Dull	55	Senior Vice President, Senior Operations and Technology Officer of Ephrata National Bank since October 2008; Vice President, Information Systems of Ephrata National Bank from January 1996 to October 2008; and employee of Ephrata National Bank since 1982.

Barry W. Harting	56	Senior Vice President, Risk Management Officer of Ephrata National Bank since August 2008; Senior Vice President, Administrative Services of Ephrata National Bank from 1998 to August 2008; and employee of Ephrata National Bank since 1994.

Mary E. Leaman	59	Vice President and Senior Retail Officer of Ephrata National Bank since August 2008; Assistant Vice President and Branch Office Manager of Ephrata National Bank from July 2004 to August 2008.

Scott E. Lied	51	Treasurer of ENB Financial Corp since January 2009; Senior Vice President and Chief Financial Officer of Ephrata National Bank since 2004; and employee of Ephrata National Bank since 1998.

Paul W. Wenger	63	Vice President and Secretary of ENB Financial Corp since January 2009; Director since December 2008; Treasurer of ENB Financial Corp from July 2008 to December 2008; Senior Vice President and Cashier of Ephrata National Bank since 1999; and employee of Ephrata National Bank since 1967.

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EXECUTIVE COMPENSATION SUMMARY STATEMENT

Executive Summary

It is the intent of the Compensation Committee to provide our named executive officers with a compensation package that is market competitive, promotes the achievement of our strategic objectives and is aligned with operating and other performance metrics to support long-term shareholder value.

Business Performance Highlights

Despite the challenging economic environment we faced in 2012, our financial performance continues to demonstrate a strong, well-capitalized, local community bank providing outstanding shareholder return and value.

Business performance highlights include:

•	Increased earnings as net income was $7.6 million, or $2.68 per share, for 2012, which represented a 7.2% increase in earnings per share compared to net income of $7.1 million, or $2.50 per share, for 2011;

•	Increased asset growth with total assets of $799.2 million, which is an increase of $28.0 million or 3.6% from December 31, 2011. The investment portfolio totaled $305.6 million as of December 31, 2012, an increase of $21.6 million from the December 31, 2011 balance of $284.0 million. Total loans increased $1.8 million to a total of $414.4 million, representing a 0.4% increase, and deposits increased $27.5 million or 4.5% since December 31, 2011;

•	Improved asset quality as nonperforming loans decreased $0.4 million, or 20.0%, to $1.6 million in 2012. Nonperforming assets as a percent of net loans was 0.46% at December 31, 2012 as compared to 0.49% at December 31, 2011;

•	Increased cash dividends per share as a cash dividend of $1.00 per share was paid to shareholders in 2012, an increase of 4.2% over the 2011 cash dividend of $0.96 per share; and

•	Increased agricultural loan growth as the Agricultural Loan Portfolio increased $15.2 million, or 17.9% in 2012, reflecting the Company’s focus on agricultural lending as a means to increase loan growth and obtain deposits from the agricultural community.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objectives

The Corporation’s Compensation Philosophy is to offer competitive compensation opportunities to all employees based upon individual contribution and personal performance. The Corporation designs Executive Compensation Packages to attract and retain key management employees and to motivate these employees to take actions that enhance shareholder value and attain the Corporation’s goals. The Executive Compensation Policies are intended to ensure that each executive has a stake in enhancing and promoting Corporation products and services, improving profitability, and providing increased shareholder value through growth of the Corporation’s Common Stock and the payment of enhanced dividends.

Compensation Committee Membership

ENB Financial Corp’s Compensation Committee is comprised of the following three (3) Independent members of the Board of Directors who serve on the Committee for a one (1) year renewable term.

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•	Paul M. Zimmerman, Jr. (Chair)
•	Mark C. Wagner
•	Judith A. Weaver

Compensation Committee Responsibilities and Process

The Compensation Program is administered by the entire Board of Directors as recommended by the Compensation Committee. The Compensation Committee is responsible for establishing the Corporation’s Compensation Philosophy and making compensation recommendations regarding the position of Chairman, President, and CEO. The Compensation Committee operates under a written charter, adopted by the Board of Directors, which is available on the Corporation’s website at www.enbfc.com/committee_charters.asp or by contacting Paul W. Wenger, Secretary of the Corporation. The Charter outlines the Committee’s responsibilities including:

•	Establishing Compensation Policies;
•	Determining Base Salaries and Bonus amounts;
•	Annually approving (along with the entire Board of Directors) the Bank’s Compensation Policies;
•	Evaluating and determining the types of benefits appropriate to enhance the Executive Compensation Program Objectives; and
•	Approving target financial performance levels.

The Committee meets with the Vice President of Human Resources of the Corporation, who provides an analysis of the survey results (discussed below) and a workforce comparison. The Committee reviews survey projections of grade-range changes, average-wage increases, and specific job-related minimums, midpoints, and maximums paid by competing survey participants. The Committee also recommends methods of handling employee compensation that falls below or above the Corporation’s grade ranges.

The Committee reviews guidelines for compensation, bonus, and other compensation perquisites for all Corporation and Bank employees. All employees, including executives, receive annual performance appraisals, reviewing goal attainment and overall job performance. The Chairman, President, and CEO conducts the performance appraisals of other executive officers and members of the management team.

Chairman, President, and CEO Performance Review

The Compensation Committee annually conducts a performance review of the Chairman, President, and CEO’s job performance. As with all other positions within the organization, the Corporation uses a formal system of job evaluation for the Chairman, President, and CEO. The Compensation Committee provides a written CEO Performance Evaluation form to all independent members of the Board of Directors. Each member completes an Evaluation that covers Goal Attainment, Management Decisions, General Corporate Operations, and Overall Corporate Performance. Following receipt of the completed evaluations, an overall rating is calculated. The results and any recommendation for a compensation change are discussed with the remaining independent members of the Board of Directors who make a decision regarding a compensation change. Many items play a role in determining the level of annual compensation for the Chairman, President, and CEO, including:

•	The Chairman, President, and CEO’s performance;
•	Salary Survey data from the Corporation’s Peer Group; and
•	General Corporate performance.

In determining whether the Base Salary of the Chairman, President, and CEO should be adjusted, the Board of Directors takes into account non-quantitative individual performance and quantitative performance factors of the Corporation, plus information regarding compensation paid to Executives performing similar duties for financial institutions in the Corporation's market area.

While the Compensation Committee does not use predetermined numerical formulas to determine changes in compensation for the Chairman, President, and CEO, it weighs a variety of different performance factors in its

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deliberations. The Compensation Committee has emphasized, and will continue to emphasize, The Corporation’s Profitability, Capital Position and Income Level, and Return on Tangible Equity, as well as the individual’s Leadership and Managerial Qualities, Personal Qualities, Judgment, Knowledge and Skills, Board Relations, Bank Staff Relations, Community Relations, and Political Effectiveness, as factors in setting the compensation for the position of Chairman, President, and CEO.

The Compensation Committee’s recommendations are presented to the entire Board of Directors and the proposals are approved and ratified or sent back to the committee for additional review and re-presentation at a later date. The Chairman, President, and CEO does not participate in, and is not present, for these discussions. Only independent (non-employee) board members participate in this discussion.

Role of Executive Officers in Determining Compensation

The Compensation Committee meets with the Vice President of Human Resources of the Corporation who provides the Committee with the information necessary for their analysis. Messrs. Groff and Wenger participated during Board decisions regarding the compensation of employees and other executive officers. They did not, however, participate and were not present when their respective performance and compensation was discussed.

Elements of the Executive Compensation Program

The Corporation’s Executive Compensation Package includes Base Salary, Bonuses, Insurance, Retirement Plans, Stock Purchase Plans, and in certain instances, a Company-provided Car, and Director Fees.

The Corporation is managed by an eleven-member management team which includes the President and CEO and the named executive officers. The management team oversees the various functional units within the Corporation and reports to the President and CEO.

At year-end 2012, four (4) of the management team members (all of whom are named executive officers) have greater than 25 years of service and four (4) management team members, including two (2) named executive officers, have greater than 10 years of service at the Corporation. The remaining three (3) management team members, including one (1) named executive officer, have lesser service at the Corporation, but bring experience from other financial institutions.

Of the eleven (11) total management team members, all but two of the members received promotions into their present management-level positions. The promoted members continue to receive benefits similar to all other Corporation employees. The current philosophy of the Corporation is that promotions to executive or management status do not result in additional compensation or benefits beyond a Base Salary increase. Base Salary has been executives’ and managements’ major form of compensation for increased responsibilities. This internal movement has allowed the Corporation to retain quality executives and managers without having to provide additional perquisites other than larger Base Salaries. However, the necessity of perquisites continues to be evaluated and considered as part of the larger succession-planning endeavor.

Base Salaries

Base Salaries are a major component of executive and management compensation and are reviewed every year to determine if a change is appropriate. The Corporation participates in various salary surveys each year and makes adjustments to Base Salaries supported by:

•	Survey comparisons;
•	The Corporation’s performance;
•	The Individual’s performance;
•	The Individual's level of responsibility; and
•	Position responsibilities.

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Compensation and Benefits Survey/Benchmarking

Neither the Compensation Committee nor management engaged a compensation consultant in 2012. The following Compensation and Benefit Surveys are used to determine market values of positions and other trends in executive compensation:

•	Webber Survey (1) provides direct banking comparisons to both local and regional banks in Pennsylvania, plus comparisons by asset size which is provided in salary ranges. The results are reviewed, analyzed, and compared to internal pay and benefits for equity and competitiveness.

•	Compdata Banking and Finance Survey (2) provides a broader perspective on market trends by including local, regional, and national banks. This survey provides data by geographical locations, including National, U.S. Regional (Mid-Atlantic), State, and Local Regional (Central PA). In some cases, a city or county comparison is also included where sufficient employee positions are surveyed.

•	Various other surveys (3) are used to identify more local compensation trends. These include local chamber of commerce surveys, independent banking surveys between local banks (often very job-specific) and local human resource group surveys. Participation in these surveys varies from year to year because not every group surveys annually. The surveys do not disclose specific salaries at other institutions, but provide salary ranges based upon asset size and location.

(1)	The following Regional Survey Participants were used for Executive Compensation planning purposes: ACNB Bank (Gettysburg, PA), AgChoice Farm Credit (Mechanicsburg, PA), Bank of Landisburg (Landisburg, PA), Centric Bank (Harrisburg, PA), F&M Trust Company (Chambersburg, PA), First National Bank of Mercersburg (Mercersburg, PA), Jonestown Bank & Trust Co. (Jonestown, PA), Mid Penn Bank (Millersburg, PA), Orrstown Bank (Chambersburg, PA), Pennsylvania State Employees Credit Union (Harrisburg, PA), and York Traditions Bank (York, PA). In addition, the following Survey Participants with asset sizes from $500 million to $999 million were used for Executive Compensation planning purposes: 1st Summit Bank (Johnstown, PA), Community Bank (Carmichaels, PA), Dime Bank (Honesdale, PA), Farmers National Bank (Emlenton, PA), First Citizens National Bank (Mansfield, PA), First Columbia Bank & Trust Co. (Bloomsburg, PA), First Keystone Community Bank (Berwick, PA), Honesdale National Bank (Honesdale, PA), Jersey Shore State Bank (Williamsport, PA), Penn Security Bank & Trust Company (Scranton, PA), Peoples Neighborhood Bank (Hallstead, PA), Somerset Trust Company (Somerset, PA), and Washington Financial Bank (Washington, PA).

(2)	Individual Participant Names are not provided with this survey. Percentage of Commercial Banks participating in the survey was 36.2%. Credit unions accounted for 29.8% with the remainder in Consumer Finance and Mortgages (12.8%), Investment Companies (2.1%), and other (19.1%).

(3)	Individual Participant Names are not provided with these surveys.

The Corporation targets Base Salaries at the 50th percentile of other comparably sized and regionally located financial institutions as reported in the compensation surveys. (The 50th percentile represents the market value of an experienced and qualified individual in a similarly situated position.)

In comparing the Base Salary of the named executive officers to the average of the 2012 salary surveys, the Base Salaries fell as follows:

Aaron L. Groff, Jr. – Chairman, President, and CEO

Base Salary fell between the minimum and the midpoint, or 41.69% place in range. Following the Compensation Committee’s analysis, an increase of 5.00% was recommended to adjust the President and CEO’s Base Salary to 51.76% place in range of the survey data.

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Dale G. Burkholder – Senior Vice President and Senior Loan Officer

Base Salary fell between the minimum and the midpoint, or 47.50% place in range. Following the President’s performance evaluation, an increase of 3.25% was recommended to adjust the Sr. VP., Senior Loan Officer’s Base Salary to 53.94% place in range of the survey data.

James B. Dull – Senior Vice President, Senior Operations and Technology Officer

Base Salary fell between the minimum and the midpoint, or 40.15% place in range. Following the President’s performance evaluation, an increase of 3.50% was recommended to adjust the Sr. VP., Senior Operations and Technology Officer’s Base Salary to 46.99% place in range of the survey data.

Barry W. Harting – Senior Vice President, Risk Management Officer

Base Salary fell between the minimum and the midpoint, or 11.24% place in range. Following the President’s performance evaluation, an increase of 3.50% was recommended to adjust the Sr. VP., Risk Management Officer’s Base Salary to 17.73% place in range of the survey data.

Mary E. Leaman – Vice President and Senior Retail Officer

Base Salary fell between the minimum and the midpoint, or 9.94% place in range. Following the President’s performance evaluation, an increase of 3.50% was recommended to adjust the VP., Senior Retail Officer’s Base Salary to 18.29% place in range of the survey data.

Scott E. Lied – Treasurer of ENB Financial Corp and Senior Vice President and Chief Financial Officer

Base Salary fell between the minimum and the midpoint, or 36.20% place in range. Following the President’s performance evaluation, an increase of 4.75% was recommended to adjust the Sr. VP., Chief Financial Officer’s Base Salary to 45.21% place in range of the survey data.

Paul W. Wenger – Vice President and Secretary of ENB Financial Corp and Senior Vice President and Cashier

Base Salary fell between the minimum and the midpoint, or 37.57% place in range. Following the President’s performance evaluation, an increase of 3.25% was recommended to adjust the Senior VP., Cashier’s Base Salary to 43.29% place in range of the survey data.

Bonuses

An Annual Employee Holiday Bonus is paid to all employees before year-end based on “total worked” compensation. Executives receive the same bonus percentage as all other employees. A larger dollar amount of an executive’s bonus is attributable to their higher annual compensation.

An Annual Performance Bonus is considered in February of each year. The Corporation determines if general corporate income and growth goals have been met or surpassed in the prior year and a determination is made whether a Performance Bonus will be paid to employees. The Corporation does not provide a formalized Executive Bonus Plan as a perquisite. An Annual Performance Bonus was paid in 2012 providing a payment of $500 to all full-time employees and a payment of $200 to all part-time employees.

Insurance

Health, Life, and Disability Insurance

As is standard in the industry, all employees receive various types of insurance based on Standard Hours Worked per Week. Executives receive insurance benefits similar to other full-time employees. Executives do not

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receive any insurance perquisites based upon their position. Insurance coverage for employees working thirty (30) or more standard hours per week includes:

•	Health Insurance
•	Disability Insurance
•	Life Insurance in the amount of five (5) times an employee’s annualized salary to a maximum of $400,000

Health, Life, and Disability Insurance are not tied to Corporate or individual performance. The expense of providing such benefits to all employees is not taken into account when determining specific salaries of the named executive officers, and is seen as a cost of doing business.

Bank Owned Life Insurance (BOLI)

In 2006, 2007 and 2012, all Vice Presidents and members of Senior Management were invited to participate in the Corporation’s purchase of Bank Owned Life Insurance (BOLI). BOLI is typical in the financial services industry as an investment vehicle for the Corporation that allows greater employee benefits to be offered at a lower cost, and encourages employment longevity. In addition to being considered an investment vehicle for the Corporation, BOLI also provides life insurance coverage. The life insurance coverage is placed on the lives of the employees who agreed to participate, and the Corporation receives the death payment benefit when the employee dies. To reward their participation in BOLI, the Corporation purchases additional life insurance coverage for each participant at one (1) times their annualized salary. All Vice Presidents and members of Senior Management, including the named executive officers, chose to participate in BOLI, and the cost of the additional life insurance coverage for the named executive officers is included in the OTHER COMPENSATION TABLE on page 23.

Retirement Plans

The Corporation considers it important to assist employees in saving for retirement and retirement plans encourage employees to remain in the employment of the Corporation. In order to have a diversified retirement program for employees and to encourage participation, the Corporation has established two (2) types of retirement plans for its employees; a Defined Contribution Pension Plan, and a 401(k) Savings Plan. A description of these retirement plans can be found on page 24.

Stock Option and Stock Award Programs

Currently the Corporation does not have a Stock Option or Stock Award Program. Our current compensation model maintains Base Salary and Annual Bonuses as the major components of compensation.

Severance Plan

The Corporation has a Severance Plan that is available to employees based on the circumstances of their release and with the approval of the Board of Directors. The Severance Plan could be available for any employee being released from employment for reasons other than willful misconduct or general performance issues, but such payment is solely at the discretion of the Board of Directors depending upon the individual circumstances.

Executive Contracts and Change of Control Agreements

There are no Employment, Change of Control, or other contracts between ENB Financial Corp or Ephrata National Bank and any of its executive officers or other employees.

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Other Forms of Compensation (Perquisites)

Company Car for Chairman, President, and CEO

Given his position and the amount of time he spends on Corporate and Bank business outside the office, a company car is provided for one executive – the Chairman, President, and CEO – for personal and business purposes. Personal use of the car is taxable, based on standard IRS lease value tables, and is included in the OTHER COMPENSATION TABLE on page 23.

Director Fees

In 2012, two Executives named below, received Director Fees for the work they perform through their participation on the Corporation’s Board of Directors. The Director Fees they received are included in the OTHER COMPENSATION TABLE on page 23.

•	Aaron L. Groff, Jr. (Chairman, President, and CEO of ENB Financial Corp and Ephrata National Bank)
•	Paul W. Wenger (Secretary of ENB Financial Corp and Senior Vice President and Cashier of Ephrata National Bank)

Other Forms of Compensation (Non-Perquisites)

Employee Stock Purchase Plan - Discount Earnings

The Corporation believes that exceptional performance is achieved through an ownership culture that encourages employees to become shareholders of the Corporation. In an effort to align the interests of the Corporation’s employees with the interests of its shareholders, the Corporation offers an Employee Stock Purchase Plan (ESPP) to all eligible employees. Eligible employees are those who have been employed five (5) months or longer and whose Standard Hours per Week are twenty (20) or greater. Employees, including named executive officers, participating in the ESPP receive a 10% discount off the quarter-end fair market value of the Corporation’s Common Stock.

ESPP Discount Earnings for named executive officers are included in the OTHER COMPENSATION TABLE on page 23, and a description of the ESPP begins on page 28.

Service Awards

Service Awards are available to all employees who are regular full-time and regular part-time employees and are based upon the length of service. There is no differentiation for Service Awards between named executive officers and other employees. Employees receive awards beginning at five (5) years of employment and continuing in five-year increments thereafter. The awards vary from a $50 Gift Card for five (5) years of service to cash awards that begin at the ten-year anniversary and continue, in increasing amounts, after the completion of each additional five (5) years of service. Service Awards are offered to provide an incentive to remain in the employment of the Corporation.

Service Awards for named executive officers are included in the OTHER COMPENSATION TABLE on page 23.

Short-Term and Long-Term Incentive Plans

The Corporation continues to use Base Salary and Bonuses as the core components of executive compensation because it provides the executive with solid compensation that is not tied to market fluctuations. Therefore, throughout 2012, there were no Short-Term or Long-Term Incentive Plans in place, and no executive officer received any Short-Term or Long-Term Incentives through an earlier Incentive Plan.

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Differences in Compensation Awarded to Named Executive Officers

All executive officers receive similar compensation. Any difference in the amount of compensation is based upon position, performance levels, and length of service with the Corporation. There are no incentives awarded to executive officers.

Impact of Tax and Accounting Treatment

There were no adjustments to compensation based upon tax or accounting treatments.

Executive Compensation

The Board of Directors conducted a risk assessment of the Corporation’s compensation program and concluded that the program is balanced, does not motivate imprudent risk taking, and is not reasonably likely to have a material adverse effect on the Corporation.

The information in the following table concerns the annual compensation for services in all capacities to ENB Financial Corp and Ephrata National Bank for the fiscal year ended December 31, 2012, of those persons who were, at December 31, 2012, (i) the Chief Executive Officer, (ii) the Chief Financial Officer, and (iii) the other three most highly compensated executive officers of the Corporation and the Bank, to the extent such person’s total compensation exceeded $100,000.

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SUMMARY COMPENSATION TABLE

				All
Name and				Other	Total
Principal Position	Year	Salary	Bonus	Compensation	Compensation
		($)(1)	($)(2)	($)(3)	($)(4)

Aaron L. Groff, Jr.	2012	240,365	5,307	55,376	301,048
Chairman of the Board,	2011	228,919	4,828	53,067	286,814
President and CEO	2010	218,017	4,360	49,010	271,387

Dale G. Burkholder	2012	135,128	3,187	15,179	153,494
Senior Vice President,	2011	131,048	2,884	13,943	147,875
Senior Loan Officer	2010	127,293	2,559	11,599	141,451

Paul W. Wenger	2012	132,659	3,150	35,941	171,750
Senior Vice President	2011	128,642	2,829	33,596	165,067
and Cashier	2010	124,956	2,499	30,985	158,440

James B. Dull	2012	127,460	3,049	13,750	144,259
Senior Vice President,	2011	123,448	2,719	12,607	138,774
Information & Technology	2010	119,620	2,392	11,631	133,643

Scott E. Lied	2012	126,253	3,025	12,974	142,252
Senior Vice President,	2011	121,983	2,690	12,603	137,276
Chief Financial Officer	2010	112,401	2,248	11,210	125,859

Summary Compensation Table Key

(1)	Base Salary
(2)	An Annual Employee Holiday Bonus is paid to all employees before year-end based on “total worked” compensation. Executive officers receive the same bonus percentages as all other employees; the larger dollar amount of an executive officer’s bonus is attributable to their higher annual compensation. A $500 Corporate Performance Bonus paid to all full-time employees in 2012 is also included in this amount.
(3)	All Other Compensation includes Total Other Earnings in the OTHER COMPENSATION TABLE on page 23, and Pension Forfeitures and Pension Contributions, (2) through (4), on the DEFINED CONTRIBUTION PENSION PLAN TABLE on page 25.
(4)	Total of (1) through (3)

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OTHER COMPENSATION TABLE

				Group	BOLI
				Life	Participation	Inside	401(k)	10%	Total
Name and		Company	Service	Insurance	Extra Life	Director's	Corporate	Discount	Other
Principal Position	Year	Auto	Awards	Premiums	Premiums	Fees	Match	ESPP Shares	Earnings
		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)

Aaron L. Groff, Jr.	2012	7,956	2,000	720	1,044	18,000	6,189	404	36,313
Chairman of the Board,	2011	7,772	0	720	1,044	19,000	6,122	374	35,032
President and CEO	2010	7,472	0	1,008	914	17,250	5,414	332	32,390

Dale G. Burkholder	2012	0	0	720	433	0	3,482	2,217	6,852
Senior Vice President,	2011	0	0	720	433	0	3,239	1,432	5,824
Senior Loan Officer	2010	0	800	1,008	422	0	1,594	342	4,166

Paul W. Wenger	2012	0	2,000	720	433	20,000	3,461	1,252	27,866
Senior Vice President	2011	0	0	720	433	20,000	3,444	1,162	25,759
and Cashier	2010	0	0	1,008	422	18,150	3,213	1,063	23,856

James B. Dull	2012	0	800	720	565	0	3,263	857	6,205
Senior Vice President,	2011	0	0	720	565	0	3,246	799	5,330
Information & Technology	2010	0	0	1,008	515	0	3,043	300	4,866

Scott E. Lied	2012	0	0	720	556	0	3,232	1,043	5,551
Senior Vice President,	2011	0	0	720	556	0	3,225	975	5,476
Chief Financial Officer	2010	0	0	1,008	462	0	2,866	812	5,148

Other Compensation Table Key

(1)	Personal-use expense for company-provided automobile – a perquisite.
(2)	Service Awards given to all employees every five (5) years.
(3)	Group Life Insurance Premium. Full-time employees receive life insurance coverage at 5 times their annualized salary. A new insurer in 2011 provided the same life insurance coverage at a reduced premium.
(4)	Additional life insurance is provided as incentive to participate in Bank Owned Life Insurance (BOLI). All Vice Presidents and Senior Vice Presidents were asked to participate in BOLI.
(5)	Inside Director’s fees paid.
(6)	401(k) Savings Plan Corporate Match Dollars. See 401(k) Savings Plan – Match Data Table on page 27.
(7)	All participating employees receive 10% discount on stock purchased through the Employee Stock Purchase Plan.
(8)	Total of (1) through (7).

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RETIREMENT PLANS

Defined Contribution Pension Plan

The Corporation has established a Defined Contribution Pension Plan, covering all employees aged 21 or older who work 1,000 or more hours in a calendar year and have completed at least one year of service. Entry into and participation in the Defined Contribution Pension Plan begins on January 1 or July 1 after meeting the eligibility requirements. Normal retirement is at age 65. A late retirement feature exists within the Defined Contribution Pension Plan whereby a participant who has attained age 65 may continue to participate and receive employer contributions. A participant is fully vested after six years and is automatically vested upon death or retirement due to disability.

There is a graded vesting schedule for other termination of employment: 20% after two years, 40% after three years, 60% after four years, 80% after five years, and 100% after six years. The timing and form of the distribution of benefits is at the Corporation’s discretion, except in the cases of death or retirement at age 65.

The Defined Contribution Pension Plan is administered by a third party and Ephrata National Bank serves as the Trustee.

The Corporation makes annual contributions to eligible employee pension accounts equal to 5.0% of the employee’s eligible annual income. Employees that earn over the Social Security maximum receive an additional annual contribution of 5.0% of all eligible dollars earned that are over the Social Security maximum. In 2012, the Social Security maximum was $110,100.

For purposes of the Defined Contribution Pension Plan, eligible compensation was limited to $250,000 in 2012 and $245,000 in 2011 and 2010. Total contributions to the Defined Contribution Pension Plan were $431,422 in 2012, $310,932 in 2011 and $387,171 in 2010.

In 2012, the Corporation contributed the following amounts to the Defined Contribution Pension Plan on behalf of the named executive officers: Aaron L. Groff, Jr., Chairman of the Board, President and Chief Executive Officer, $19,063; Dale G. Burkholder, Senior Vice President and Senior Loan Officer, $8,327; Paul W. Wenger, Senior Vice President and Cashier, $8,075; James B. Dull, Senior Vice President, Information and Technology, $7,545; and Scott E. Lied, Senior Vice President and Chief Financial Officer, $7,423.

Larger contributions to the Defined Contribution Pension Plan for named executive officers are attributable to their higher Base Salaries. Defined Contribution Pension Plan contributions for named executive officers are included in the DEFINED CONTRIBUTION PENSION PLAN TABLE on page 25 and in All Other Compensation on the SUMMARY COMPENSATION TABLE on page 22.

401(k) Savings Plan

The ENB 401(k) Savings Plan was introduced in 2001 as a method to allow employees to save additional funds for retirement above the pension offered through the Corporation’s Defined Contribution Pension Plan. Initially, the Corporation did not provide a match of any employee contributions to the 401(k) Savings Plan. In 2010, the 401(k) Savings Plan was amended to allow all employees to participate and to provide a 2.5% corporate match on all employee contributions up to 5.0% of eligible compensation. The Corporation began matching contributions for 401(k) Savings Plan participants to encourage its employees to save for their retirement. Since the Corporation began matching 401(k) Savings Plan contributions, participation rates in the Plan increased from approximately 40% in 2009 to over 77% in 2012.

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DEFINED CONTRIBUTION PENSION PLAN TABLE

Name and Principal Position	Plan Year	1-Jan Pension Plan Value ($)(1)	Pension Forfeitures ($)(2)	5.00% Pension Contribution ($)(3)	5.00% Pension Contribution ($)(4)	Pension Investment Earnings ($)(5)	Total $ Change in Pension ($)(6)	31-Dec Pension Plan Value ($)(7)

Aaron L. Groff, Jr.	2012	803,909	0	12,284	6,779	104,707	123,770	927,679
Chairman of the Board,	2011	772,281	0	11,687	6,348	13,593	31,628	803,909
President and CEO	2010	675,432	0	10,980	5,640	80,229	96,849	772,281

Dale G. Burkholder	2012	430,469	0	6,916	1,411	55,946	64,273	494,742
Senior Vice President,	2011	415,045	0	6,730	1,389	7,305	15,424	430,469
Senior Loan Officer	2010	364,336	0	6,387	1,046	43,276	50,709	415,045

Paul W. Wenger	2012	455,542	0	6,790	1,285	59,158	67,233	522,775
Senior Vice President	2011	439,961	0	6,589	1,248	7,744	15,581	455,542
and Cashier	2010	386,878	0	6,234	895	45,954	53,083	439,961

James B. Dull	2012	323,534	0	6,525	1,020	42,131	49,676	373,210
Senior Vice President,	2011	310,787	0	6,309	968	5,470	12,747	323,534
Information & Technology	2010	271,744	0	6,052	713	32,278	39,043	310,787

Scott E. Lied	2012	96,771	0	6,464	959	12,934	20,357	117,128
Senior Vice President,	2011	88,093	0	6,234	893	1,551	8,678	96,771
Chief Financial Officer	2010	73,322	0	5,701	361	8,709	14,771	88,093

Pension Plan Table Key

(1)	Plan Value at beginning of Plan Year
(2)	Forfeitures – Non-Vested Employee Funds Returned to Plan upon Termination
(3)	5.0% Contribution of Eligible Earnings
(4)	5.0% Contribution of Eligible Earnings over Social Security Wage Base
(5)	Investment Earnings from Plan Year
(6)	Total Change in Pension $ from beginning of the Plan Year – Total of (2) through (5) above
(7)	Year Ending Pension Plan Balance – Total of (1) + (6)

No Pension Plan Payments were made to the named executive officers above during 2012.

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PENSION BENEFITS TABLE

		Number of	Value of
Name and		Years of	Accumulated Benefit	Payments During
Principal Position	Plan Name	Credited Service	As of 12/31/12	Last Fiscal Year
		#	($)	($)

Aaron L. Groff, Jr.	Defined Contribution	45	927,679	0
Chairman of the Board,	Pension Plan
President and CEO

Dale G. Burkholder	Defined Contribution	32	494,742	0
Senior Vice President,	Pension Plan
Senior Loan Officer

Paul W. Wenger	Defined Contribution	45	522,775	0
Senior Vice President	Pension Plan
and Cashier

James B. Dull	Defined Contribution	30	373,210	0
Senior Vice President,	Pension Plan
Information & Technology

Scott E. Lied	Defined Contribution	14	117,128	0
Senior Vice President,	Pension Plan
Chief Financial Officer

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401(k) SAVINGS PLAN – MATCH DATA TABLE

Name and Principal Position	Plan Name	Plan Year	Corporate Match
			$(1)

Aaron L. Groff, Jr.	ENB 401(k) Savings Plan	2012	6,189
Chairman of the Board,		2011	6,122
President and CEO		2010	5,414

Dale G. Burkholder	ENB 401(k) Savings Plan	2012	3,482
Senior Vice President,		2011	3,239
Senior Loan Officer		2010	1,594

Paul W. Wenger	ENB 401(k) Savings Plan	2012	3,461
Senior Vice President		2011	3,444
and Cashier		2010	3,213

James B. Dull	ENB 401(k) Savings Plan	2012	3,263
Senior Vice President,		2011	3,246
Information & Technology		2010	3,043

Scott E. Lied	ENB 401(k) Savings Plan	2012	3,232
Senior Vice President,		2011	3,225
Chief Financial Officer		2010	2,866

401(k) Savings Plan Table Key

(1)	Total Corporate Match during 2012. This amount is included on the OTHER COMPENSATION TABLE on page 23.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In the event of death or disability of a named executive officer, the named executive officer will receive benefits under the Corporation’s retirement plan, disability plan, or payments under the Corporation’s life insurance plan, as appropriate.

In addition, for the calendar year ending December 31, 2012, and in the event of the death of the named executive officer on December 31, 2012, the beneficiaries of the named executive officer would receive the following benefits through Lincoln Financial Group: Aaron Groff’s beneficiary would receive $229,000; Dale Burkholder’s beneficiary would receive $95,000; Paul Wenger’s beneficiary would receive $95,000; James Dull’s beneficiary would receive $124,000, and Scott Lied’s beneficiary would receive $122,000.

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EMPLOYEE STOCK PURCHASE PLAN

The Corporation established The ENB Financial Corp 2011 Employee Stock Purchase Plan (“2011 ESPP”) as the successor to the ENB Financial Corp 2001 Stock Purchase Plan, originally adopted by Ephrata National Bank and assumed by the Corporation upon the formation of the holding company in 2008. The 2011 ESPP authorized the issuance of up to 140,000 shares of the Corporation’s Common Stock to its employees and as of December 31, 2012, 62,102 shares had been issued under the 2011 ESPP.

The ESPP has semi-annual offering periods and quarterly purchase dates. Each eligible employee participating in an offering period is granted an option to purchase a number of shares on each purchase date. The number of shares is determined by dividing the employee’s contributions accumulated prior to the purchase date and retained in the account by the applicable purchase price. The purchase price may not be less than 90% of the fair market value per share of Common Stock on the date of the grant or exercise.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The Corporation has established The ENB Financial Corp Dividend Reinvestment and Stock Purchase Plan (“DRP”). The purpose of the DRP is to provide shareholders with a convenient and economical way to buy additional shares of the Corporation’s Common Stock by reinvesting dividends or by voluntarily making cash payments under the terms of the DRP. Under the terms of the DRP, the Corporation is authorized to issue up to 200,000 shares of its Common Stock. As of December 31, 2012, there were a total of 113,765 shares held in the DRP and 58,980 shares had been issued in the form of reinvested dividends.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s 2013 Proxy Statement.

Compensation Committee
Paul M. Zimmerman, Jr. (Chair)
Mark C. Wagner
Judith A. Weaver

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Corporation’s entire Board of Directors, through the Compensation Committee, is responsible for establishing, implementing, and monitoring compensation policies. Messrs. Groff and Wenger, each of whom was a member of the Board in 2012, also served as Executive Officers of the Corporation. While Messrs. Groff and Wenger participated during 2012 in Board decisions regarding the compensation of employees and subordinate Executive Officers, they did not participate in any Board decision regarding their own compensation and were excused from the Board meeting at which their respective compensation was discussed.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three (3) Independent directors as defined by the SEC and Nasdaq. The Audit Committee operates under a written charter adopted by the Board of Directors

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and is available to shareholders on the Corporation’s website at www.enbfc.com/committee_charters.asp or by contacting Paul W. Wenger, Secretary of the Corporation.

The Audit Committee has reviewed the audited financial statements of the Corporation for the fiscal year ended December 31, 2012, and discussed them with management and the Corporation’s independent accountants, S.R. Snodgrass, A.C. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by the U.S. Statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from the independent accountants the written disclosures and letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed the accountants’ independence from the Corporation and management with the accountants.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the Corporation’s audited financial statements for the fiscal year ended December 31, 2012, be included in the Corporation’s Annual Report on Form 10-K for that fiscal year and filed with the Securities and Exchange Commission.

The Audit Committee has approved and appointed S.R. Snodgrass, A.C. as the Corporation’s auditors for the fiscal year ended December 31, 2012, and as the Corporation’s auditors for the fiscal year ending December 31, 2013. S.R. Snodgrass, A.C. has advised the Corporation that none of its members has any financial interests in the Corporation.

Representatives of S.R. Snodgrass, A.C. will be present at the Annual Meeting of Shareholders to be held May 7, 2013. They will be given an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Aggregate fees billed to ENB Financial Corp and Ephrata National Bank by S.R. Snodgrass, A.C., the current independent auditors for the Corporation, for services rendered during the last two years are presented as follows:

	Year Ended December 31,
	2012	2011
	($)	($)
Audit Fees (1)	88,397	81,538
Audit-Related Fees (2)	18,607	17,577
Tax Fees (3)	13,300	15,570
Total Fees	120,304	114,685

(1)	Audit Fees include fees billed for professional services rendered for the audit of the annual financial statements, fees billed for the review of financial statements included in ENB Financial Corp’s Form 10-Q filings or services that are provided by the Corporation’s independent accountant, in connection with statutory and regulatory filings or engagements. S.R. Snodgrass, A.C. performed all annual financial statement audit services for 2012 and 2011.

(2)	Audit-Related Fees include fees billed for assurance and related services by S.R. Snodgrass, A.C. that are reasonably related to the performance of the audit or review of the registrant’s financial statements and are not reported under the Audit Fees section of the table above. These services include required annual audits of the ENB Financial Corp Defined Contribution Pension Plan and the ENB Financial Corp 401(k) Savings Plan.

(3)	Tax Fees include fees billed for professional services rendered by S.R. Snodgrass, A.C., during 2012 and 2011, for tax compliance, tax advice, tax planning, and preparation of corporate tax returns.

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The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one (1) year and any pre-approval is detailed as to the particular service or category of services being approved and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval.

The Audit Committee has considered whether, and determined that, the provision of the non-audit services is compatible with maintaining S.R. Snodgrass, A.C.’s independence.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit Committee
Mark C. Wagner (Chair)
Donald Z. Musser
Susan Y. Nicholas

PROPOSAL NO 1:

TO ELECT TWO (2) CLASS A DIRECTORS TO SERVE FOR A THREE-YEAR TERM AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

The two (2) nominees for Class A Director to be elected at the 2013 Annual Meeting are:

•	Aaron L. Groff, Jr.; and
•	Paul M. Zimmerman, Jr.

The Board of Directors unanimously recommends that shareholders vote “FOR” the nominees for director listed above.

PROPOSAL NO. 2:

TO CONDUCT A NON-BINDING SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) enacted during July 2010, and rules adopted by the Securities and Exchange Commission under the Act, at least once every three years we are required to give our shareholders an opportunity to vote, on a non-binding, advisory basis, to approve the compensation of our executive officers whose compensation we are required by the SEC’s rules to disclose in our annual meeting proxy statements. In addition to requiring us to submit these “say-on-pay” proposals to our shareholders, the Act and the SEC’s rules require that at least once every six years we give our shareholders an opportunity to vote, on a non-binding, advisory basis, on a “say-on-frequency” proposal to indicate whether they would prefer that we conduct future say-on-pay votes every year, once every two years, or once every three years. ENB Financial Corp is considered a “smaller reporting company” (those banks with a public float of less than $75 million), and is subject to say-on-pay and say-on-frequency votes for the first time this year.

As described in detail under the heading “Compensation Discussion and Analysis” and “Executive Compensation,” our executive compensation programs are designed to attract, incentivize and retain our named executive officers, who are critical to our success. We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall

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compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“Resolved, that the shareholders of ENB Financial Corp approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in the Corporation’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2012 Summary Compensation Table and the other related tables and narrative discussion contained in the Proxy Statement.”

Under the Act and the SEC’s rules, the vote will be advisory in nature, which means it will not be binding on the Corporation or its Board of Directors. However, the Board of Directors values the opinions of its shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, the shareholders’ concerns will be evaluated as to whether any actions are necessary to address those concerns.

Vote Required; Recommendation of the Board of Directors

To be approved, a majority of the votes entitled to be cast with respect to shares present or represented at the Annual Meeting must be cast in favor of the proposal. Abstentions and “broker non-votes” will not be counted as votes cast and therefore will not affect the determination as to whether this proposal is approved.

The Board of Directors unanimously recommends a vote “FOR” the compensation of executive officers as disclosed in this Proxy Statement.

PROPOSAL NO. 3

TO CONDUCT A NON-BINDING VOTE ON THE FREQUENCY OF NON-BINDING SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

As part of the Board of Director’s commitment to excellence in corporate governance, and in accordance with the requirements of Section 14A of the Exchange Act (which was added by the Act) and the related rules of the Securities and Exchange Commission, we are including in these proxy materials a separate resolution subject to shareholder vote to recommend, in a non-binding vote, whether a non-binding shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years. The text of the resolution in respect to Proposal No. 3 is as follows:

“Resolved, that the shareholders recommend, in a non-binding vote, whether a non-binding shareholder vote to approve the compensation of the Corporation’s named executive officers should occur every one, two or three years.”

In considering your vote, you may wish to review the executive compensation information presented in this Proxy Statement. In addition, shareholders should note the following:

Shareholders have the opportunity, and have taken the opportunity, to communicate with us throughout the year on their concerns, including concerns regarding executive compensation. We will continue to offer our shareholders that opportunity. Therefore, the Board of Directors believes shareholders should be given the opportunity to approve the Corporation’s executive compensation every three (3) years because a vote every three years will provide the Corporation with the time to thoughtfully consider and respond to shareholders’ concerns and the results of the shareholders’ say-on-pay votes, and implement changes if necessary.

Vote Required; Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR THREE YEARS on Proposal No. 3 regarding the frequency of the shareholder vote to approve the compensation of the named executive officers as required by SEC’s compensation disclosure rules.

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ANNUAL REPORT ON FORM 10-K

A copy of ENB Financial Corp’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission, is enclosed with this proxy statement. The Annual Report on Form 10-K is also available on the Internet at: http://www.cfpproxy.com/6494 or by contacting Paul W. Wenger, Secretary of the Corporation. Any shareholder may obtain a copy of ENB Financial Corp’s Annual Report on Form 10-K for the year ended December 31, 2011, without charge, by submitting a written request to Paul W. Wenger, Secretary, ENB Financial Corp, 31 East Main Street, Ephrata, Pennsylvania, 17522.

LEGAL PROCEEDINGS

The nature of the Corporation’s business could generate a certain amount of litigation involving matters arising in the ordinary course of business. However, in the opinion of management of the Corporation, there are no proceedings pending to which the Corporation is a party or to which its property is subject which, if determined adversely to the Corporation, would be material in relation to the Corporation’s financial condition. There are no proceedings pending other than those arising in the ordinary course of business.

EXPERTS

The consolidated financial statements of the Corporation, as of December 31, 2012 and 2011, have been audited by S.R. Snodgrass, A.C., Certified Public Accountants, Wexford, PA, as independent auditors, as indicated in their report with respect thereto, in reliance upon the authority of said firm as experts in giving such reports.

OTHER MATTERS

As of the date of this document, the Board of Directors knows of no matters that will be presented for consideration at the annual meeting other than the ones described in this document. If any other matters shall properly come before the meeting and be voted upon, the persons named as proxy holders will vote on those matters in accordance with the recommendations of the Board.

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REVOCABLE PROXY

ENB FINANCIAL CORP

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Janice S. Eaby and John H. Shuey, or any one of them, as proxies, with full power of substitution, to represent and vote, as designated below, all of ENB Financial Corp common stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 7, 2013 at 1:00 p.m., local time, at Ephrata National Bank’s main office, 31 East Main Street, Ephrata, Pennsylvania, or any adjournment or postponement of the meeting.

1.	The election as Class A directors to serve for a three-year term these two nominees (except as marked to the contrary below):

☐ FOR ALL	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT

(01)  Aaron L. Groff, Jr., and          (02)  Paul M. Zimmerman, Jr.

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

2.	A non-binding vote on the resolution to approve the Corporation’s executive compensation.

☐ FOR ALL	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT

3.	A non-binding vote on the frequency of non-binding shareholder votes on executive compensation.

☐ 1 YEAR	☐ 2 YEARS	☐ 3 YEARS	☐ ABSTAIN

4.	This proxy also gives authority to vote on any other business as may properly be presented at the annual meeting. At this time the proxy holders know of no other business to be presented at the annual meeting.

This proxy, when properly signed and dated, will be voted in the manner specified by the undersigned shareholder(s). If no specification is made, this proxy will be voted FOR the election of the director nominees listed above, FOR the resolution to approve the Corporation’s executive compensation, and for THREE YEARS regarding the frequency of the shareholder vote to approve executive compensation..

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature	Date

Signature